UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2013

_______________________________________________________________

PRIME GLOBAL CAPITAL GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

NEVADA	000-54288	26-4309660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11-2, Jalan 26/70A, Desa Sri Hartamas

50480 Kuala Lumpur, Malaysia

(Address of principal executive offices) (Zip Code)

+603 6201 3198
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2013, PGCG Assets Holdings Sdn. Bhd. (“PGCG Assets”, “we” or “us”) entered into a lease agreement (the “Lease Agreement”) with Esquire Bayview Sdn. Bhd. (“Esquire”) pursuant to which Esquire agreed to lease the entirety of our 15 story commercial building located at No. 160, Jalan Ampang, 50450 Kuala Lumpur, Malaysia for an initial term of twenty (20) years expiring November 30, 2033, with a one time option to renew for an additional ten (10) years. As part of the lease transaction, we assigned to such tenant all of our rights and benefits as a landlord under a separate Rental Agreement previously made between us and a retailer located on the first floor of such building. The monthly rental rate is RM550,000 (approximately US$175,543) for the first three years. Thereafter, the rental rate shall be increased to the then prevailing market price or in increments of 5-10% every three-year period, whichever is higher.

Esquire agreed to accept the leased premises on an “AS IS WHERE IS” basis and to perform all renovation works required to convert the premises into a hotel. Esquire agreed to operate the premises as a hotel at all times during the term of the Lease Agreement, unless otherwise mutually agreed to by the parties. PGCG Assets granted to Esquire a rent free period commencing on the date of the Lease Agreement and expiring on the commencement of the operation of the hotel or six (6) months from the date of the Lease Agreement, whichever is lesser, for Esquire to renovate the premises.

Pursuant to the terms of the Lease Agreement, Esquire agreed to bear all costs of renovation and certain utilities such as water, electricity, telephone and sewage. PGCG Assets will be responsible for property taxes and other costs associated with building maintenance and insurance.

The foregoing description of the Lease Agreement is qualified in its entirety by reference to the Lease Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Lease Agreement, effective December 1, 2013, by and between PGCG Assets Holdings Sdn. Bhd. and Esquire Bayview Sdn. Bhd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GLOBAL CAPITAL GROUP INCORPORATED
Dated: December 19, 2013

	By:	/s/ Liong Tat Teh
Liong Tat Teh
Chief Financial Officer